Exhibit 4.19



                  Schedule of Holders of Unit Purchase Option*


Aries Domestic Fund, L.P.
The Aries Trust
Joseph Edelman
Lauren S. Fischer
Marc Florin
Joseph Stevens & Co.
Scott A. Katzmann
John Knox
Jeff Levine
Tim McInerney
Kirkland Messina
Lindsay A. Rosenwald, M.D.
Wayne L. Rubin
Karl Ruggeberg
Richard Strassman
David Walner
Michael S. Weiss




* Form of Unit Purchase Option previously filed.